Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 2, 2020

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$1,250,000,000 4.500% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special New York counsel to AerCap Ireland Capital Designated Activity Company, a designated activity company with limited liability incorporated under the laws of Ireland (the “Irish Issuer”), AerCap Global Aviation Trust, a Delaware statutory trust (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers”), and each of the affiliates of the Issuers listed on Annex A to this opinion (the “Guarantors”), in connection with (i) the preparation and filing by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus Supplement dated June 23, 2020, of the Issuers, filed with the Commission and relating to the issuance and sale by the Issuers of $1,250,000,000 aggregate principal amount of the Issuers’ 4.500% Senior Notes due 2023 (the “Notes”), to be issued under the Indenture dated as of May 14, 2014 (the “Original Indenture” and, as amended and supplemented from time to time, including pursuant to the Twenty-Third Supplemental Indenture referred to below, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Twenty-Third Supplemental Indenture, relating to the Notes, dated as of July 2, 2020 (the “Twenty-Third Supplemental Indenture”), among the Issuers, the Guarantors and the Trustee, in accordance with the Underwriting Agreement dated June 23, 2020 (the “Underwriting Agreement”), among the Issuers, the Guarantors and Barclays Capital Inc., BofA Securities, Inc., J.P. Morgan Securities LLC, Santander Investment Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule I thereto. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the form of the Notes included therein.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers, the Guarantors and the Trustee and that the form of the Notes will conform to those included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Notes have been duly authorized by the Issuers and executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will be validly issued and constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Notes have been duly authorized by the Issuers and executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement upon payment of the consideration therefor provided for therein, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Delaware, California, Ireland or the Netherlands. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to the Issuers or the Guarantors, we have relied upon and assumed the correctness of, without independent investigation, the opinions of NautaDutilh N.V., Dutch counsel to the Issuers and the Guarantors, McCann FitzGerald, Irish counsel to the Issuers and the Guarantors, Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Issuers and the Guarantors, and Buchalter, a Professional Corporation, California counsel to the Issuers and the Guarantors, each of which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to AerCap Holdings N.V.’s Current Report on Form 6-K filed on July 2, 2020, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

AerCap Ireland Capital Designated Activity Company

4450 Atlantic Avenue

Westpark Business Campus

Shannon, Co. Clare, Ireland

AerCap Global Aviation Trust

4450 Atlantic Avenue

Westpark Business Campus

Shannon, Co. Clare, Ireland

O

Annex A

Guarantors

Guarantors	Jurisdiction

AerCap Holdings N.V.	Netherlands

AerCap Aviation Solutions B.V.	Netherlands

AerCap Ireland Limited	Ireland

AerCap U.S. Global Aviation LLC	Delaware

International Lease Finance Corporation	California